Exhibit 99.1

SeaSpine Reports Third Quarter 2018 Financial Results

CARLSBAD, CA (November 6, 2018) - SeaSpine Holdings Corporation (NASDAQ: SPNE), a global medical technology company focused on surgical solutions for the treatment of spinal disorders, announced today financial results for the quarter ended September 30, 2018.

Summary Third Quarter 2018 Financial Results and Recent Accomplishments

•	Revenue of $35.8 million, an increase of 13% year-over-year

•	U.S. revenue of $31.7 million, an increase of 12% year-over-year

o	U.S. Spinal Implants revenue of $15.0 million, a 13% increase year-over-year

o	U.S. Orthobiologics revenue of $16.7 million, a 12% increase year-over-year

•	International revenue of $4.1 million, an 18% increase year-over-year

•	Raised $54 million of net proceeds in October from an underwritten public offering of 3.7 million shares of common stock

•	Initial launch of the Regatta™ Lateral System, a comprehensive, minimally invasive lateral interbody fusion system featuring proprietary NanoMetalene technology

•	Transitioned OsteoStrand™ Plus Demineralized Bone Fibers to full commercial launch

•	Launched a line extension of our Daytona® Small Stature Pediatric Deformity System to include additional implant options for a 4.5mm rod system

“We are pleased by our third quarter results, which reflect solid revenue growth across our business,” said Keith Valentine, President and Chief Executive Officer. “With our recently strengthened balance sheet, we now have more than $55 million of cash on hand, no debt, and immediate access to additional cash from our long-term credit facility. We are continuing to invest in the innovation and commercialization of differentiated technologies and the expansion of our global distribution footprint that has been the catalyst for our revenue growth. We are confident that we are well positioned to continue our growth trajectory as a market share taker and to deliver cost effective procedural solutions to surgeons and hospitals to improve the quality of patient lives.”

Third Quarter 2018 Financial Results

Total revenue for the third quarter of 2018 was $35.8 million, a 13% increase compared to the same period of the prior year. Total U.S. revenue was $31.7 million, a 12% increase compared to the same period of the prior year.

Spinal Implants revenue totaled $17.3 million, a 12% increase compared to the third quarter of 2017, and was driven by growth in recently launched products, led primarily by the Shoreline and Mariner systems. Orthobiologics revenue totaled $18.5 million, a 13% increase compared to the third quarter of 2017, and was driven by growth in recently launched products, led primarily by the OsteoStrand™ Plus product, and higher sales of legacy demineralized bone matrix products.

Gross margin for the third quarter of 2018 was 60.2%, compared to 61.6% for the same period in 2017. The decrease in gross margin was consistent with management's expectations and was due to higher spinal implant excess and obsolete inventory charges and orthobiologics manufacturing scrap rates and other inefficiencies associated with the production ramp up of recently launched products, which were partially offset by lower raw material costs for orthobiologics products manufactured at the Company's Irvine, California facility.

Operating expenses for the third quarter of 2018 totaled $31.0 million, compared to $27.3 million for the same period of the prior year. The $3.7 million increase in operating expenses was driven primarily by higher selling and marketing expenses and from the impact of a $1.2 million non-cash gain recorded in the third quarter of 2017 related to a decrease in the fair value of NLT contingent consideration liabilities.

Net loss for the third quarter of 2018 was $9.5 million, compared to a net loss of $7.5 million for the same period of the prior year.

Cash and cash equivalents at September 30, 2018 totaled $11.8 million. The Company borrowed $3.0 million of cash under its credit facility during the third quarter of 2018 and had $7.3 million of outstanding borrowings under its credit facility as of September 30, 2018. The Company subsequently used a portion of the proceeds raised in its October underwritten public offering of common stock to repay all of the outstanding debt.

2018 Financial Outlook
SeaSpine continues to expect full-year 2018 revenue to be in the range of $141 to $142 million, reflecting growth of 7% to 8% over full-year 2017 revenue.

Webcast and Conference Call Information
The Company’s management team will host a conference call beginning today at 1:30pm PT/4:30pm ET to discuss the financial results and recent business developments. Individuals interested in listening to the conference call may do so by dialing (877) 418-4766 for domestic callers or (614) 385-1253 for international callers, using Conference ID: 9786589. To listen to the webcast, please visit the Investors section of the SeaSpine website at: www.seaspine.com.

The call will be archived until Friday, November 30, 2018. The audio archive can be accessed by calling (855) 859-2056 in the U.S. or (404) 537-3406 from outside the U.S. The passcode for the audio replay is 9786589.

About SeaSpine
SeaSpine (www.seaspine.com) is a global medical technology company focused on the design, development and commercialization of surgical solutions for the treatment of patients suffering from spinal disorders. SeaSpine has a comprehensive portfolio of orthobiologics and spinal implants solutions to meet the varying combinations of products that neurosurgeons and orthopedic spine surgeons need to perform fusion procedures on the lumbar, thoracic and cervical spine. SeaSpine’s orthobiologics products consist of a broad range of advanced and traditional bone graft substitutes that are designed to improve bone fusion rates following a wide range of orthopedic surgeries, including spine, hip, and extremities procedures. SeaSpine’s spinal implants portfolio consists of an extensive line of products to facilitate spinal fusion in minimally invasive surgery (MIS), complex spine, deformity and degenerative procedures. Expertise in both orthobiologic sciences and spinal implants product development allows SeaSpine to offer its surgeon customers a differentiated portfolio and a complete procedural solution to meet their fusion requirements. SeaSpine currently markets its products in the United States and in over 30 countries worldwide.

Forward-Looking Statements
SeaSpine cautions you that statements included in this news release that are not a description of historical facts are forward-looking statements that are based on the Company’s current expectations and assumptions. Such forward-looking statements include, but are not limited to, statements relating to: the Company’s ability to continue to invest in innovation and commercialization of differentiated technologies and the expansion of its global distribution footprint; the Company’s ability to continue its growth trajectory and deliver cost-effective procedural solutions; and the Company’s expectations for full-year 2018 revenue.  Among the factors that could cause or contribute to material differences between the Company’s actual results and the expectations indicated by the forward-looking statements are risks and uncertainties that include, but are not limited to: surgeons’ willingness to continue to use the Company’s existing products and to adopt its newly launched products to support expected levels of demand or pricing; the Company’s ability to continue to invest in medical education and training, product development, and/or sales and marketing initiatives at levels sufficient to drive future revenue growth; the ability of newly launched products to perform as designed and intended and to meet the needs of surgeons and patients, including as a result of the lack of clinical validation of products in limited commercial (or “alpha”) launch; the Company’s ability to attract new, high-quality distributors and potential disruption to the Company’s existing distribution network as new distributors are added; continued pricing pressure, as well as exclusion from major healthcare systems, whether as a result of unwillingness to provide required pricing or otherwise; the risk of supply shortages and the associated, potentially long-term disruption to product sales, including as a result of the Company’s dependence on PcoMed to supply products incorporating NanoMetalene technology and a limited number of third-party suppliers for other components and raw materials, or otherwise; unexpected expense and delay, including as a result of developing and supporting the launch of new products, the fact that newly launched products may require substantial additional development activities, which could introduce further expense and delay, or as a result of obtaining regulatory clearances; general economic and business conditions in the markets in which the Company does business, both in the U.S. and abroad; and other risks and uncertainties more fully described in the Company’s news releases and periodic filings with the Securities and Exchange Commission. The Company’s public filings with the Securities and Exchange Commission are available at www.sec.gov.

You are cautioned not to place undue reliance on forward-looking statements, which speak only as of the date when made. SeaSpine does not intend to revise or update any forward-looking statement set forth in this news release to reflect events or circumstances arising after the date hereof, except as may be required by law.

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Investor Relations Contact
Lynn Pieper
(415) 937-5402
ir@seaspine.com

SEASPINE HOLDINGS CORPORATION
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2018	2017	2018	2017
Total revenue, net	$35,834	$31,742	$105,418	$97,832
Cost of goods sold	14,247	12,176	40,986	39,342
Gross profit	21,587	19,566	64,432	58,490
Operating expenses:
Selling, general and administrative	27,041	23,674	76,940	71,893
Research and development	3,203	2,834	8,783	9,228
Intangible amortization	792	792	2,376	2,376
Total operating expenses	31,036	27,300	88,099	83,497
Operating loss	(9,449)	(7,734)	(23,667)	(25,007)
Other (expense) income, net	(190)	215	(327)	387
Loss before income taxes	(9,639)	(7,519)	(23,994)	(24,620)
(Benefit) provision for income taxes	(107)	(57)	4	(12)
Net loss	$(9,532)	$(7,462)	$(23,998)	$(24,608)
Net loss per share, basic and diluted	$(0.65)	$(0.58)	$(1.66)	$(2.04)
Weighted average shares used to compute basic and diluted net loss per share	14,750	12,815	14,477	12,079

SEASPINE HOLDINGS CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEET DATA
(In thousands)

	September 30, 2018	December 31, 2017
	(unaudited)
Cash and cash equivalents	$11,782	$10,788
Trade accounts receivable, net of allowances of $451 and $466	20,673	21,872
Inventories	42,942	41,721
Short-term debt	—	—
Total current liabilities	26,781	23,157
Long-term borrowings under credit facility	7,262	—
Total stockholders' equity	94,214	105,653